UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INMUNE BIO INC.

(Exact name of registrant as specified in its charter)

Nevada	47-5205835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 NE Mizner Blvd., Suite 640 Boca Raton, Florida 33432	92037
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

On December 30, 2020, the Board of Directors (the “Board”) of INmune Bio Inc., a Nevada corporation (the “Company”), approved and adopted the Rights Agreement, dated as of December 30, 2020 (the “Rights Agreement”), by and between the Company and VStock Transfer, LLC, as rights agent. Pursuant to the Rights Agreement, the Board declared a dividend of one preferred share purchase right (each, a “Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company (each, a “Common Share” and, collectively, the “Common Shares”). The Rights were distributable to stockholders of record as of the close of business on January 11, 2021.

On December 20, 2021, the Company entered into Amendment No. 1 to the Rights Agreement between the Company and VStock Transfer, LLC, as rights agent (the “First Amendment”), which amends the Rights Agreement. The First Amendment extended the expiration of the Rights Agreement to December 30, 2022.

On December 9, 2022, the Company entered into Amendment No. 2 to the Rights Agreement between the Company and VStock Transfer, LLC, as rights agent (the “Second Amendment”), which amends the Rights Agreement. The Second Amendment extended the expiration of the Rights Agreement to December 30, 2023.

On December 14, 2023, the Company further amended the Rights Agreement pursuant to Amendment No. 3 (the “Third Amendment”), extending the expiration of the Rights Agreement to December 30, 2024 and to update the notices authorized by the Rights Agreement.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 18, 2023.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (each, a “Series A Preferred Shares”), of the Company (the “Preferred Shares”) at a price of $300 per one one-thousandth of a Series A Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment (collectively, the “Amendments”). A copy of the Rights Agreement was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 30, 2020 (the “Original Form 8-K”). The description of the Rights is incorporated herein by reference to the description set forth in Items 1.01 and 5.03 of the Original Form 8-K and is qualified in its entirety by reference to the full text of the Rights Agreement, as amended by the Amendments.

Item 2. Exhibits.

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Rights Agreement, dated as of December 30, 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2020).
4.2	Amendment No. 1 to Rights Agreement, dated as of December 20, 2021, between INmune Bio Inc. and Vstock Transfer LLC (incorporated by reference to the Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 21, 2021).
4.3	Amendment No. 2 to Rights Agreement, dated as of December 9, 2022, between INmune Bio Inc. and Vstock Transfer LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 12, 2023)
4.4	Amendment No. 3 to Rights Agreement, dated as of December 14, 2023, between INmune Bio Inc. and Vstock Transfer LLC

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INMUNE BIO INC.
Date: December 18, 2023
	By:	/s/ David Moss
	Name:	David Moss
	Title:	Chief Financial Officer

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